China Architectural Engineering Appoints New Chief Executive Officer and Members of the Board of Directors

ZHUHAI, China and NEW YORK, Sept. 13, 2010 -- China Architectural Engineering, Inc. ("CAE" or the "Company") (Nasdaq:CAEI), a self-developer of online MMORPGs games and a provider of design, engineering, fabrication and installation services of high-end building envelope systems, today announced that it has appointed Mr. Wing Lun (Alan) Leung as chief executive officer and as a member of the Company's board of directors, effective immediately.

Mr. Leung is the co-founder and CEO of Shanghai ConnGame Network Co. Ltd, of which CAE acquired a 60% interest in August this year. Mr. Leung has 22 years of experience in implementing IT projects and other consulting services, as well as over ten years of experience in the PRC online gaming industry. Over the past decades, Mr. Leung has served in managerial roles or board of directors for the following companies: Game First International Corporation, an online game distributor in Taiwan, IAHGames HK Limited, an online game distributor in Southeast Asia, Shanghai Holdfast Online Information Technology Co., Ltd, a subsidiary of Shanda Interactive Co. Ltd, China Youth Foundation Group and CITIC Pacific Communication (Guangzhou) Co. Ltd, a subsidiary of CITIC Pacific Limited. Mr. Leung received a bachelor's degree in computer science from the University of London in 1990, an MBA from City University London in 1994 and a master's degree in electronic commerce from the University of Hong Kong in 2002.

In addition to Mr. Leung's appointment, the Company also appointed the following:

    -- Qin (Andy) Lu as the acting chief financial officer and corporate secretary,
    -- Ping Xu as an independent director and as a member of the Audit
       Committee and Nominating and Corporate Governance Committee,
    -- Shibin Jo as an independent director, as a member of the Compensation
       Committee, and a member and chairman of the Nominating and Corporate
       Governance Committee, and
    -- Chen Huang as an independent director and as a member of the Audit
       Committee.

In conjunction with the above appointments, the Company also announced the following resignations, effective immediately:

    -- Luo Ken Yi resigned as the chief executive officer. Mr. Luo remains as president of the Company and member of the board of directors,
    -- Gene Michael Bennett resigned as the Company's chief financial officer,
       and
    -- Zheng Jin Feng and Zhao Bao Jiang each resigned as directors.

Mr. Jun Tang, chairman of the board of China Architectural Engineering, commented, "We are very excited to have Alan Leung as CEO of the new CAE. His extensive experience with Chinese online gaming and the IT industry, as well as his proven leadership and communication skills make him a unique and invaluable asset to our Company. I have known and personally worked with Alan over the past few years, and I am fully confident that he will be able to help lead our Company to the forefront of the Chinese online gaming industry."
Mr. Alan Leung commented, "I am greatly honored to join CAE's team and take on the role of CEO. I will diligently work to strengthen our execution capabilities to grow our Company and to further enhance our communication with investors. I believe we have a balanced combination of people, technology, and expertise to execute on our goals, and I look forward to employing my deep industry knowledge and experience to lead CAE to sustainable business growth in the near future."

About China Architectural Engineering

China Architectural Engineering, Inc. (NASDAQ:CAEI) is a provider of design, engineering, fabrication and installation services of high-end curtain wall systems, roofing systems, steel construction systems, and eco-energy systems. Collaborating with world-renowned architects and building engineers, the Company has successfully completed over one hundred large, complex and unique projects worldwide, including numerous award-winning landmarks across Asia's major cities. Through its subsidiary Shanghai ConnGame, CAEI is also a self-developer of MMORPGs games, leveraging its innovative game engines, scalable development platforms, and accomplished production teams to develop online games for operation in China based on China's iconic characters and nostalgic epochs.

For further information on China Architectural Engineering, Inc., please visit http://www.caebuilding.com ..

Forward-Looking Statements

In addition to historical information, the statements set forth above may include forward-looking statements that may involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Actual results could differ materially from the expectations contained in forward-looking statements as a result of risks and uncertainties, including, but not limited to, difficulties in moving into the online gaming market; the Company's ability to integrate the management, personnel and operations of the Company and ConnGame; required Company payments under the waiver agreement and ability to maintain the conditions of the bondholder waiver and dilution from the potential adjustment to the conversion price of the bonds for non-compliance with the waiver; the Company's ability to accurately estimate and control contract costs and timelines; the Company's ability to timely complete and meet performance standards; identification and remediation of the Company's deficiencies and weaknesses in its internal controls over financial reporting, potential claims or litigation that may result from the occurrence of restatements, ability to identify and secure debt, equity, and/or other financing required to continue the operations of the Company; reduction or reversal of the Company's recorded revenue or profits due to "percentage of completion" method of accounting and expenses; increasing provisions for bad debt related to the Company's accounts receivable; fluctuation and unpredictability of costs related to our products and services; adverse capital and credit market conditions; expenses and costs associated with its convertible bonds, regulatory approval requirements and competitive conditions; and various other matters, many of which are beyond our control. These and other factors that may result in differences are discussed in greater detail in the Company's reports and other filings with the Securities and Exchange Commission.

    For more information, please contact:

    Investor Contact:
     ICR:
     Michael Tieu
     Tel:   +86-10-6599-7960
     Email: michael.tieu@icrinc.com

     Bill Zima
     Tel:   +1-203-682-8200
     Email: bill.zima@icrinc.com